Management's Responsibility for
Financial Reporting

The consolidated financial statements and other financial information included in the Annual Report are the responsibility of, and have been prepared by, the management of Clean Power Inc., as Administrator of the Fund and
Administrator/Manager of Clean Power Operating Trust, within reasonable limits of materiality. To fulfill this responsibility, the Administrator/Manager maintains appropriate systems of internal control, policies and procedures.
These systems of internal control, policies and procedures help ensure that the
Fund's reporting practices and accounting and administrative procedures provide reasonable assurance that the financial information is relevant, reliable and accurate, and that assets are safeguarded and transactions are executed in accordance with proper authorization. These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. When alternative methods exist, the Administrator/Manager has chosen those that it deems most appropriate in the circumstances, in order to ensure that the consolidated financial statements are presented fairly in all respects.
Where appropriate, these consolidated financial statements reflect estimates based on judgments of the Administrator/Manager. Financial information presented elsewhere in this Annual Report is consistent, where applicable, with that shown in the accompanying consolidated financial statements.

Ernst & Young LLP, the independent auditors, have examined the consolidated financial statements of the Fund. The independent auditors' responsibility is to express a professional opinion on the fairness of the consolidated financial statements. The auditors' report outlines the auditors' opinion and the scope of their examination and their report follows.

The consolidated financial statements have also been reviewed by the Trustees of
Clean Power Operating Trust and by its Audit Committee. The Audit Committee is
comprised solely of independent trustees, and meets periodically during the year with the independent auditors and Clean Power Inc. as Manager and Administrator.
The independent auditors have full and unrestricted access to the Audit
Committee.

/s/ Stephen Probyn                              /s/Rob Roberti

A. STEPHEN PROBYN                               ROB ROBERTI
President and Chief Executive Officer           Chief Financial Officer
Clean Power Inc.                                Clean Power Operating Trust

March 15, 2006

                                                      CLEAN POWER INCOME FUND 24

Auditors' Report

To the Unitholders of CLEAN POWER INCOME FUND

We have audited the consolidated balance sheets of CLEAN POWER INCOME FUND as at
December 31, 2005 and 2004 and the consolidated statements of income and loss, deficit and cash flows for the years then ended. These financial statements are the responsibility of Clean Power Inc., as Administrator of the Fund. Our
responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Fund as at December 31, 2005 and 2004, and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

/s/Ernst & Young LLP

Chartered Accountants
Toronto, Ontario
March 15, 2006

                                                      CLEAN POWER INCOME FUND 25

Consolidated Balance Sheets

--------------------------------------------------------------------------------------------
                                                                                       2004
As at December 31 (in thousands of Canadian dollars)              2005    (Restated Note 25)
--------------------------------------------------------------------------------------------

ASSETS
CURRENT
Cash and cash equivalents                                    $   4,838            $    4,313
Accounts receivable [Note 2lc]                                   3,529                 2,101
Other receivables                                                3,052                   364
Accrued interest on loans receivable (Note 5]                      854                   775
Chapais loan receivable [Note 7b]                                  517                   464
Material and supplies Inventories                                  854                   750
Prepaid expenses                                                 1,155                   371
Current assets of discontinued operations [Note 25]             13,920                   313
--------------------------------------------------------------------------------------------
                                                                28,729                 9,451
Cash in escrow [Note 14 (iv)]                                   23,019                    --
U.S. Wind Loan receivable [Note 6]                              21,434                22,168
Chapais loans receivable [Note 7b]                              14,448                14,965
Western Wind note receivable [Note 8]                               --                   400
Other long-term investment [Note 7a]                             1,540                 1,513
Erie Shores construction and project costs [Note 9]            116,640                    --
Reserve Account [Note 11]                                        8,823                10,196
Capital assets [Note 10]                                       146,922               152,597
Goodwill                                                         8,885                 8,885
Other assets [Note 12]                                           5,108                 5,722
Long-term assets of discontinued operations [Note 25]          115,239               133,607
--------------------------------------------------------------------------------------------
                                                             $ 490,787            $  359,504
--------------------------------------------------------------------------------------------
LIABILITIES AND UNIT HOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities                     $  14,945            $    1,891
Distributions payable                                            2,089                 2,089
Interest payable                                                   244                    --
Current portion of long-term debt [Note 14]                      1,200                 2,790
Current portion of capital lease obligations [Note 14b]             68                    68
Current Liabilities of discontinued operations [Note 25]         6,527                    --
--------------------------------------------------------------------------------------------
                                                                25,073                 6,838
Convertible debentures [Note 13]                                55,000                55,000
Long-term debt [Note 14]                                       168,139                25,000
Levelization amounts [Note 15]                                  16,277                14,611
Future income tax liability [Note 24]                            7,197                 7,362
Capital lease obligations [Note 14b]                                63                   119
Minority interest [Note 17]                                      2,336                 3,161
Long-term liabilities of discontinued operations [Note 25]      33,904                    --
--------------------------------------------------------------------------------------------
                                                               307,989               112,091
--------------------------------------------------------------------------------------------
Trust Units issued [Note 16]                                   332,849               332,849
Cumulative translation adjustment                                1,313                    --
Deficit                                                       (151,364)             (85,436)
--------------------------------------------------------------------------------------------
Total unitholders' equity                                      182,798               247,413
--------------------------------------------------------------------------------------------
                                                             $ 490,787            $  359,504
--------------------------------------------------------------------------------------------
Commitments and contingencies [Notes 18 & 19]
--------------------------------------------------------------------------------------------

The accompanying notes to the consolidated financial statements are an integral part of these statements.

Approved on behalf of the Fund by Clean Power Inc.

/s/ Stephen Probyn                              /s/Rob Roberti

A. STEPHEN PROBYN                               ROB ROBERTI
President and Chief Executive Officer           Chief Financial Officer
                                                Clean Power Operating Trust

                                                      CLEAN POWER INCOME FUND 26

Consolidated Statements of Income (Loss)

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                   2004 (Restated
For the year ended December 31 (in thousands of Canadian dollars except per Trust Unit amounts)          2005            Note 25)
---------------------------------------------------------------------------------------------------------------------------------

REVENUES
Power sales                                                                                        $     26,371       $    25,808
Interest earned on U.S. Wind Loan receivable                                                              2,503             2,671
Other investment income                                                                                   2,205             1,848
Other income                                                                                                105               114
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                         31,184            30,441
---------------------------------------------------------------------------------------------------------------------------------
COSTS AND OPERATING EXPENSES
Operating and maintenance [Notes 1B& 19]                                                                  9,547             9,402
Management and administration [Notes 18 & 19]                                                             4,696             4,481
Depreciation and amortization                                                                             6,350             6,377
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                         20,593            20,260
---------------------------------------------------------------------------------------------------------------------------------
Operating income                                                                                         10,591            10,181
Interest expense on long-term debt                                                                        5,867             4,428
Interest on levelization amounts [Note 15]                                                                1,529             1,507
Foreign exchange loss                                                                                     1,070               710
---------------------------------------------------------------------------------------------------------------------------------
Income for the year before future income tax expense (recovery) and minority interest
(recovery)                                                                                         $      2,125       $     3,536
Future income tax recovery [Note 24]                                                                       (164)             (481)
Minority interest expense (recovery) [Note 17]                                                              (26)              102
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME FOR THE YEAR FROM CONTINUING OPERATIONS                                                 $      2,315       $     3,915
NET INCOME (LOSS) FOR THE YEAR FROM DISCONTINUED OPERATIONS [NOTE 25]                              $     (5,734)      $     4,097
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) FOR THE YEAR                                                                     $     (3,419)      $     8,012
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME PER TRUST UNIT - BASIC AND DILUTED - CONTINUING OPERATIONS                              $      0,065       $     0,111
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER TRUST UNIT - BASIC AND DILUTED - DISCONTINUED OPERATIONS                     $     (0,162)      $     0,116
---------------------------------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) PER TRUST UNIT - BASIC AND DILUTED                                               $     (0,097)      $     0,227
---------------------------------------------------------------------------------------------------------------------------------
WEIGHTED AVERAGE NUMBER OF TRUST UNITS OUTSTANDING - BASIC AND DILUTED                               35,368,597        35,368,597
=================================================================================================================================
CONSOLIDATED STATEMENTS OF DEFICIT
For the year ended December 31 (In thousands of Canadian dollars)                                          2005              2004
---------------------------------------------------------------------------------------------------------------------------------
Deficit, beginning of year, prior to change in accounting policy                                        (85,436)          (61,321)
Adjustment to deficit resulting from change in accounting policy [Note 2]                               (37,750)               --
---------------------------------------------------------------------------------------------------------------------------------
Deficit, beginning of year, as restated                                                                (123,186)          (61,321)
Net income (loss) for the year                                                                           (3,419)            8,012
Distributions declared to unitholders                                                                   (24,759)          (32,127)
---------------------------------------------------------------------------------------------------------------------------------
DEFICIT, END OF YEAR                                                                               $   (151,364)      $   (85,436)
---------------------------------------------------------------------------------------------------------------------------------

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                                                      CLEAN POWER INCOME FUND 27

Consolidated Statements of Cash Flows
-----------------------------------------------------------------------------------------------------------------------
For the year ended December 31 (in thousands of Canadian dollars)                           2005                   2004
                                                                                                     (Restated Note 25)
-----------------------------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income (loss) from continuing operations                                          $    2,315          $       3,915
Add (deduct) items not affecting cash
   Minority interest                                                                         (26)                   102
   Loss on disposal of fixed assets                                                           36                     --
   Future income tax recovery                                                               (161)                  (481)
   Depreciation and amortization                                                           6,350                  6,377
   Unpaid interest on levelization amounts                                                 1,154                    999
   Unrealized foreign exchange loss and other                                              2,099                  1,192
   Equity income less than (in excess of) distributions received                             (27)                    75
   Investment income on Reserve Account                                                     (777)                  (494)
-----------------------------------------------------------------------------------------------------------------------
                                                                                          10,960                 11,685
(Increase) decrease in operating working capital                                          (1,292)                 2,163
-----------------------------------------------------------------------------------------------------------------------
Cash provided by operating activities of continuing operations                             9,668                 13,848
-----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Additional investment in Reserve Account                                                      --                 (7,000)
Release from Reserve Account                                                               2,150                  2,200
Deposit into cash in escrow                                                              (23,019)                    --
Receipt of advance (advance) to Western Wind [Note 8]                                        400                   (400)
Repayment of other long-term investments                                                     464                    503
Investment in Erie Shores construction and project costs                                (106,746)                  (362)
Purchases and construction of property and equipment                                        (216)                   (82)
-----------------------------------------------------------------------------------------------------------------------
Cash used in investing activities of continuing operations                              (126,967)                (5,141)
-----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net proceeds from issuance of convertible debentures [Note 13]                                --                 52,309
Distributions to unitholders                                                             (24,759)               (32,864)
Distributions to minority interest holders                                                  (316)                  (420)
Proceeds from long-term debt {Note 14}                                                   141,550                 15,105
Deferred financing fees                                                                   (1,539)
Repayment of credit facility [Note 14(i)]                                                     --                (44,725)
Proceeds from levelization amounts (Note 15)                                                 512                    682
Repayment of capital lease obligations                                                       (56)                   (86)
Advances on Net Profits Interest                                                             (25)                   (25)
-----------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities of continuing operations                 115,367                (10,024)
-----------------------------------------------------------------------------------------------------------------------
NET DECREASE IN CASH AND CASH EQUIVALENTS FROM CONTINUING OPERATIONS                      (1,932)                (1,317)
NET INCREASE IN CASH AND CASH EQUIVALENTS FROM DISCONTINUED OPERATIONS                     2,457                  1,196
Cash and cash equivalents, beginning of period                                             4,313                  4,434
-----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                                              $    4,838          $       4,313
-----------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS ARE COMPRISED OF:
Cash                                                                                       4,047                  3,639
Short-term investments                                                                       791                    674
-----------------------------------------------------------------------------------------------------------------------
                                                                                      $    4,838          $       4,313
-----------------------------------------------------------------------------------------------------------------------
Interest paid during the year                                                         $    7,763          $       4,410
-----------------------------------------------------------------------------------------------------------------------
Income taxes paid during the year                                                     $       --          $          21
-----------------------------------------------------------------------------------------------------------------------

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                                                      CLEAN POWER INCOME FUND 28

Notes to Consolidated Financial Statements

(In thousands of Canadian dollars unless otherwise stated)

NOTE 1 -- BUSINESS AND DESCRIPTION OF THE FUND

Clean Power Income Fund (the "FUND") was established under the laws of the
Province of Ontario pursuant to a Trust Indenture dated October 31, 2001, as an unincorporated open-ended trust. The Fund owns 100% of Clean Power Operating
Trust ("CPOT"). The Fund was established to acquire, through CPOT, five power generating facilities, consisting of two waterpower facilities In Ontario (one of which consists of three small facilities), two waterpower facilities in
British Columbia, and one biomass facility in Alberta, and to make a loan through CPOT to a company that owns six windpower generating facilities -- three in Wyoming, one in Colorado, one in Texas and one in Minnesota (the "U.S. WIND
LOAN").

During 2002, the Fund expanded its operations to Include an investment in a landfill gas recovery business located in the United States (Note 25), and purchased an equity interest in a biomass facility located in Quebec. (Note 7
(a))

Clean Power Inc. (the "ADMINISTRATOR/MANAGER"), a wholly-owned subsidiary of
Canadian Environmental Energy Corporation ("CEEC"), has been contracted to perform administrative and management services on behalf of the Fund and CPOT.
Probyn Whitecourt Management Inc. ("PWMI") is engaged to operate and maintain the Whitecourt biomass facility, and Regional Power Inc. ("REGIONAL") is engaged to operate the four waterpower facilities, under two separate Operations and
Management Agreements. (Notes 18 and 19)

NOTE 2 -- BASIS OF PRESENTATION

The accompanying consolidated financial statements of the Fund have been prepared by the Administrator/Manager using Canadian generally accepted accounting principles ("GAAP").

The consolidated financial statements of the Fund include the accounts of its wholly-owned trust, CPOT, and the accounts of CPOT's subsidiary entities. All inter-entity transactions and balances have been eliminated on consolidation.

Effective January 1, 2005, the Fund has adopted the provisions of Accounting
Guideline IS ("ACG-15"), "Consolidation of Variable Interest Entities", of the
Canadian Institute of Chartered Accountants ("CICA"). The Fund has determined that it is the primary beneficiary of PEET Canadian Holdings Inc. ("PEET
CANADIAN") and its wholly-owned subsidiary, PEET U.S. Holdings, Inc. ("PEET
U.S."), which are both variable interest entities. Accordingly, as required by
AcG-15, the Fund has consolidated the results of PEET Canadian, PEET U.S. and
PEET U.S.'s wholly-owned subsidiary, Gas Recovery Systems, LLC ("GRS"). The Fund has adopted AcG-15 on a retroactive basis with no restatement of prior period results.

As the Fund has not restated its results, the increase in closing deficit at
December 31, 2005 of $37,750 has been recorded as an adjustment to the 2005 opening deficit. The following is a reconciliation of the Fund's consolidated balance sheet reflecting the impact of the adoption of ACG-15.

                                                      CLEAN POWER INCOME FUND 29

------------------------------------------------------------------------------------------------------------------
As at December 31, 2004 (in thousands of Canadian dollars)      As previously    Effect of adoption    As revised
                                                                     reported             of AcG-15
------------------------------------------------------------------------------------------------------------------

ASSETS
CURRENT
Cash and cash equivalents                                           $   4,313             $   5,411    $    9,724
Accounts receivable                                                     2,778                 7,289        10,067
Accrued interest on loans receivable                                      775                     4           779
Chapais loan receivable                                                   464                    --           464
Material and supplies inventories                                         750                 5,269         6,019
Prepaid expenses                                                          371                   793         1,164
Deposits                                                                   --                   253           253
------------------------------------------------------------------------------------------------------------------
                                                                        9,451                19,019        28,470
GR5 Loans receivable                                                  112,147              (112,147)           --
Restricted investments                                                     --                22,878        22,878
U.S. Wind Loan receivable                                              22,168                    --        22,168
Chapais loans receivable                                               14,965                    --        14,965
Western Wind Note receivable                                              400                    --           400
Preferred share investment                                             12,020               (12,020)           --
Other long-term investment                                              1,513                    --         1,513
Reserve Account                                                        10,196                    --        10,196
Capital assets                                                        152,597                95,616       248,213
Goodwill                                                                8,885                    --         8,885
Other assets                                                           15,162                (9,088)        6,074
------------------------------------------------------------------------------------------------------------------
                                                                    $ 359,504             $   4,258    $  363,762
==================================================================================================================
LIABILITIES AND UNITHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities                            $   1,891             $   9,835    $   11,726
Distributions payable                                                   2,089                    --         2,089
Bank debt                                                               2,790                    --         2,790
Current portion of capital lease obligations                               68                    --            68
------------------------------------------------------------------------------------------------------------------
                                                                        6,838                 9,835        16,673
Convertible debentures                                                 55,000                    --        55,000
Long-term debt                                                         25,000                    --        25,000
Illinois Retail Rate Law liability                                         --                25,583        25,583
Levelization amounts                                                   14,611                    --        14,611
Asset retirement obligation                                                --                 4,142         4,142
Future Income tax liability                                             7,362                 3,022        10,384
Capital lease obligations                                                 119                    --           119
Minority interest                                                       3,161                  (483)        2,678
------------------------------------------------------------------------------------------------------------------
                                                                    $ 112,091             $  42,099    $  154,190
Trust Units issued                                                    332,849                    --       332,849
Cumulative translation adjustment                                          --                   (91)          (91)
Deficit                                                               (85,436)              (37,750)     (123,186)
------------------------------------------------------------------------------------------------------------------
Total unitholders' equity                                             247,413               (37,841)      209,572
------------------------------------------------------------------------------------------------------------------
                                                                    $ 359,504             $   4,258    $  363,762
==================================================================================================================

As at December 31, 2005, the Fund holds substantially al! of the economic interest in GRS. Due to cumulative operating losses incurred by PEET U.S. and
PEET Canadian, the value of the minority interest with respect to GRS at
December 2005 was nil.

The Fund has also adopted the provisions of Section 3475, "Disposal of
Long-Lived Assets and Discontinued Operations" of the CICA Handbook and has
classified and presented the results of PEET Canadian, PEET U.S. and GRS as
Discontinued Operations. (See Note 25)

                                                      CLEAN POWEK INCOME FUND 30

Other investments in which the Fund has significant influence, but does not control or jointly control, are accounted for using the equity method. The Fund records its share in the income or loss of its investees in other investment income in the consolidated statements of income and loss. All other investments are carried at cost.

The preparation of the consolidated financial statements in conformity with GAAP requires the Administrator/Manager to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and these accompanying notes. In the opinion of the Administrator/Manager, these consolidated financial statements have been properly prepared within reasonable limits of materiality and within the framework of the accounting policies.

These consolidated financial statements have been prepared on a basis consistent with the accounting policies disclosed in the audited consolidated financial statements for the year ended December 31, 2004, except for the change for the consolidation of variable interest entities and the classification and presentation of the results of PEET Canadian, PEET U.S. and GRS as Discontinued
Operations.

NOTE 3 -- SIGNIFICANT ACCOUNTING POLICIES

(A) BASIS OF CONSOLIDATION

These consolidated financial statements include the accounts of the Fund and its wholly-owned subsidiaries and entities in which it has a controlling financial interest after the elimination of inter-company accounts and transactions. The
Fund has a controlling financial interest if it owns a majority of the outstanding voting common stock or has significant control over an entity through contractual or economic interests in which the Fund is the primary beneficiary. (See Note 2)

(B) USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires the management to make estimates and assumptions that affect the reported amounts of assets and liabilities; the disclosure of contingent assets and liabilities at the date of the consolidated financial statements; and the reported amounts of revenue and expenses during the reporting period. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent; however, actual results could differ from these estimates.

(C) CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprise cash and short-term market investments with maturities of three months or less at the date of acquisition.

(D) RESERVE ACCOUNT

Cash reserves and other liquid investments segregated from the Fund's cash and cash equivalents and other investments, are maintained in accounts administered by a separate agent, and disclosed separately in the consolidated financial statements (Note 11). Marketable securities are carried at cost unless other than temporary impairment in the value of the securities is identified, in which case the securities are written down to their net realizable value.

(E) RESTRICTED INVESTMENTS

Restricted investments in Discontinued Operations (Note 25) represent escrow accounts that will be used to repay the liability under the Illinois Retail Rate
Law beginning in 2006 and funds as required by two power sales agreements.

(F) INVENTORIES

Inventories of spare and replacement parts and supplies are recorded at the lower of cost, on a first-in-first-out basis and replacement cost.

                                                      CLEAN POWER INCOME FUND 31

(G) CONSTRUCTION AND PROJECT COSTS

Construction and project costs associated with the Erie Shores Wind Farm project have been capitalized.

(H) CAPITAL ASSETS

Plant and equipment are recorded at cost, except for the portion related to asset retirement obligations, which is recorded at estimated fair value. Direct costs incurred related to the construction of assets and renewals and betterments that materially extend the life of the assets are capitalized. Minor equipment overhauls and maintenance and repairs, which are generally performed annually, are expensed when incurred. Major equipment overhauls, which are generally performed every three years in the case of GRS, are capitalized and amortized prospectively. Depreciation is computed using the straight-line method over estimated useful lives of the assets as Follows:

  Property, plant and equipment           25 to 40 years
  Mobile equipment and vehicles           5 years
  Equipment and furniture                 3 to 8 years

When plant and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation or amortization is removed and a gain or loss is recognized in income.

(I) POWER PURCHASE AGREEMENTS

The costs attributable to acquiring power purchase agreements ("PPA") are being amortized on a straight-line basis over the remaining term to maturity of the agreements, which range from 4 to 27 years.

(J) GOODWILL

Goodwill is not amortized but is subject to an annual impairment test. Goodwill impairment is assessed based on a comparison of the fair value of an individual reporting unit to the underlying carrying value of the reporting unit's net assets including goodwill. When the carrying amount of the reporting unit exceeds its fair value, the fair value of the reporting unit's goodwill is compared with its carrying amount to measure the amount of the impairment loss, if any. The fair value of goodwill is determined in the same manner as in a business combination.

(K) GAS RECOVERY SYSTEMS, LLC AND U.S. WIND LOAN RECEIVABLE

Interest-bearing financial assets, including the U.S. Wind Loan, intended to be held to maturity, are carried at cost. Interest on the U.S. Wind Loan is recognized on an effective yield basis. Transaction costs arising from the acquisition of the U.S. Wind Loan are deferred and amortized on a straight-line basis over the term of the U.S. Wind Loan.

Previously, the GRS loans were also carried at cost, with interest being recognized on an effective yield basis. However, with the adoption of AcG-15, the GRS loans are now eliminated on consolidation and no corresponding interest revenue is recognized. Furthermore amounts previously included on the consolidated balance sheets, statements of income and loss and cash flows relating to the GRS loans are now included in Discontinued Operations. (See Note
2S)

(L) FOREIGN CURRENCY TRANSLATION

The operations of GRS are self-sustaining and as a result, all assets and liabilities are translated using the period end rate, while revenues and expenses are recorded at the average rate for the period. All resulting exchange gains and losses are recorded in unitholders' equity in the cumulative translation adjustment account.

(M) INTEREST CAPITALIZED

Interest expense incurred on borrowings to finance the Erie Shores Wind Farm project is capitalized in construction and project costs. The interest expense will be amortized over the relevant period once commercial production of the project has been achieved.

                                                      CLEAN POWER INCOME FUND 32

(N) FINANCIAL INSTRUMENTS

For the year ended December 31, 2005, some of the Fund's derivative contracts were not designated as hedges and as a result are recorded in other assets on the consolidated balance sheet at their fair value. Any changes in fair value during the period are reported in foreign exchange in the consolidated statements of income and loss.

The Fund has also entered into foreign exchange forward contracts to satisfy
U.S. dollar-denominated purchase obligations associated with the Erie Shores
Wind Farm project When the maturity of the foreign exchange forward contracts correlates to the timing of purchase of corresponding U.S. dollar-denominated obligations the forward contracts are designated as hedges for accounting purposes. If the criteria for hedge accounting is not met, the foreign exchange forward contracts are accounted for as the Fund's other forward contracts based on mark-to-market valuation. Upon settlement of these contracts, any gain or loss on the contracts is deferred and included in deferred charges in other assets or in accounts payable and accrued liabilities, and is included in the cost of the asset when the asset is purchased and depreciated over the asset's estimated useful life.

The Fund does not consider the credit risks associated with its financial instruments to be significant. Foreign exchange forward contracts and option contracts are maintained with high-quality counterparties, and the Fund does not anticipate that any counterparty will fail to meet its obligations.

(O) REVENUE RECOGNITION

Revenue is derived mainly from power sales. Revenue derived from power sales pursuant to a PPA is recorded at the time electrical energy is delivered at the rates set out in the PPA. Revenue derived from power sales to the Power Pool of
Alberta is recorded at the average Power Pool rate for the month in which the electrical power is delivered.

Capacity payments fluctuate based on peak time of the year and revenues from capacity payments are recognized when earned. Revenue from management services and from maintenance and operating agreements are recognized when services are performed. The Fund records the difference between the gross repayment obligation to the State of Illinois and the net present value of the obligation as Illinois support revenue.

(P) INCOME TAXES

The Fund follows the liability method of tax allocation, whereby future tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Under the terms of the Income Tax Act (Canada), each of the Fund and CPOT, as a trust, will not be subject to income taxes to the extent that its taxable income and taxable capital gains are paid or payable to its unitholders. Accordingly, no provision for current income taxes for the Fund or CPOT is made. In addition, each of the Fund and CPOT is contractually committed to distribute to its unitholders all, or virtually all of its taxable income and taxable capital gains that would otherwise be taxable to it, and each of the Fund and CPOT intends to continue not to be subject to income taxes.

The incorporated entitles, Whitecourt Power Corp., CPIF (Alberta) Inc., PEET
Canadian, PEET U.S., Erie Shores Wind Farm General Partner Inc., 2073991 Ontario
Inc. and CPOT Holdings Corp., are subject to corporate income taxes as computed under the Income Tax Act and the CICA Handbook Section 3465.

(Q) NET INCOME (LOSS) PER TRUST UNIT

Net income (loss) per Trust Unit is calculated by dividing net income (loss) by the weighted average number of Trust Units outstanding during the period. For purposes of the weighted average number of Trust Units calculation, Trust Units are determined to be outstanding from the date they are issued.

(R) IMPAIRMENT OF LONG-LIVED ASSETS

The Fund recognizes an impairment loss on long-lived assets held and used when their carrying value exceeds the total undiscounted cash flows expected from their use and eventual disposition. The amount of the impairment loss is determined as the excess of the carrying value of the asset over its fair value.

                                                      CLEAN POWER INCOME FUND 33

(S) ASSET RETIREMENT OBLIGATIONS

The Fund recognizes the fair value of an asset retirement obligation ("ARO") in the period in which it is incurred when a reasonable estimate of fair value can be made. The fair value of the estimated ARO is recorded as a long-term liability, with a corresponding increase in the carrying amount of the related asset. The capitalized amount is depreciated over the shorter of the life of the
PPA or the site lease agreement. The liability amount is increased each reporting period due to the passage of time and the amount of this accretion is charged to earnings in the period. Revisions, if any, to the estimated timing of cash flows or to the original estimated undiscounted cost, if any, also result in an increase or decrease to the ARO and the related asset. Actual costs incurred upon settlement of the ARO are charged against the ARO to the extent of the liability recorded. Any difference between the actual costs incurred upon settlement of the ARO and the recorded liability is recognized as a gain or loss in the Fund's earnings in the period in which the settlement occurs. The ARO has been recorded with respect to the operations of GRS. (See Note 29)

(T) EXCHANGEABLE CLASS B LIMITED PARTNERSHIP UNITS

As part of the formation of the Fund, 451,880 Exchangeable Class B Limited
Partnership Units (the "EXCHANGEABLE UNITS") were issued from a subsidiary of the Fund as consideration for the acquisition of the biomass facility in
Alberta. The Fund classifies these exchangeable units as minority interest in the consolidated financial statements.

NOTE 4 -- SEASONALITY

A significant portion of electricity production generated by the Fund's waterpower generating facilities fluctuates with the natural water flows of the respective watersheds. During the spring and autumn periods, water flows are generally greater than during the winter and summer periods.

The two PPAs with OEFC have different pricing provisions for electricity produced, depending on the time of year. Higher rates are paid by OEFC for electricity sold during the months of October to March than those for electricity sold during the months of April to September.

The PPA with Hydro Quebec relating to the Chapais Energie, Societe en Commandite
("CHAPAIS"), facility also has different pricing provisions for electricity produced, depending on the time of year. During the months of December to March, an additional capacity premium is paid. This results in fluctuations in other investment income, but does not affect cash flows of the Fund.

Electricity production generated by the Erie Shores Wind Farm will fluctuate with the natural wind speed and density in the area of the project. During the autumn and winter periods, wind speed and density are generally greater than during the spring and summer periods.

The seasonally of water flows, wind speed and density, pricing provisions within the two PPAs with OEFC, and the PPA with Hydro Quebec may result in fluctuations in revenues and net income during the year.

The generation of power from landfill gas may vary with air temperature changes as ambient temperatures can impact gas turbine efficiency. In addition, extreme cold may inhibit the process by which methane gas is created in the landfill.

To adjust for seasonality, the Fund follows a practice of levelizing distributions to unitholders over the year through the use of cash reserves and the Reserve Account.

NOTE 5 -- ACCRUED INTEREST ON LOANS RECEIVABLE

--------------------------------------------------------------------------------
(in thousands of Canadian dollars)                  2005                2004
--------------------------------------------------------------------------------
U.S. Wind Loan                                    $ 597               $ 618
Chapais                                             257                 157
--------------------------------------------------------------------------------
                                                  $ 854               $ 775
--------------------------------------------------------------------------------

                                                      CLEAN POWER INCOME FUND 34

NOTE 6 -- U.S. WIND LOAN RECEIVABLE

--------------------------------------------------------------------------------
                                                             2005          2004
--------------------------------------------------------------------------------
Caithness Western Wind Holdings, LLC                      $21,434       $22,158
(2005 and 2004 - US $17,850)
11.5% subordinated loan due September 30, 2024
--------------------------------------------------------------------------------

During the fourth quarter of 2003, the Fund closed the refinancing of its windpower loans interests in the Foote Creek III, Foote Creek IV and Peetz Table
facilities as a result of an indirect sale of these facilities by Cinergy Global
Power to Caithness Western Wind Holdings, LLC, The effect of the overall transaction was that the previous three windpower loans were consolidated into one loan, the U.S. Wind Loan, which is now being supported by cash flows generated from the original three windpower facilities plus three additional windpower facilities. The U.S. Wind Loan has a term to September 30, 2024 with no right of pre-payment. Payments are interest only until March 2022. As and from March 31, 2022, the principal of the U.S. Wind Loan will be amortized over the balance of its term in accordance with an amortization schedule set out in the U.S. Wind Loan agreement. In addition, the Fund has the ability at the maturity of the senior debt on the six windpower facilities, to convert its subordinated debt facility into 35% of the equity of the project portfolio based on the fair value of the operations at that time.

NOTE 7 -- INVESTMENTS IN CHAPAIS

Chapais is a limited partnership that owns a 31 MW biomass generating facility located in Chapais, Quebec.

(A) EQUITY INTEREST

On February 22, 2002, the Fund acquired, from Capital d'Amerique CDPQ Inc., its interests in non-voting shares assigned certain approval rights by the voting shareholder of Chapais for cash consideration of $1,924 including all transaction costs. The Fund accounts for this investment using the equity method as the rights assigned to these non-voting shares provide the Fund with significant influence over Chapais. As at December 31, 2005, the amount of this investment was $1,540.

(B) PREFERRED SHARE AND LOAN RECEIVABLE INVESTMENT

Concurrent with the transaction described in (a) above, the Fund entered into a swap agreement whereby a counterparty owned an interest in the Class A, Class B and Class C Preferred Shares ("PREFERRED SHARES") of Chapais and in return, had agreed to pay the Fund an amount equivalent to the dividends received on the
Preferred Shares, plus a premium. The counterparty had a put to the Fund, and the Fund had a call to the counterparty regarding these Preferred Shares on or before July 30, 2004, one day before the Preferred Shares converted to term loans. Both the call and put options were priced at the outstanding capital of the Preferred Shares. As security for the call and put options, the Fund had originally deposited $16,776 with the counterparty. The Fund received interest on the principal amount of the deposit outstanding.

On July 30, 2004,  the Class A, Class B and Class C Preferred  Shares of Chapais
that the Fund acquired pursuant to the put/call arrangement were converted under the  pre-existing  terms of the  Preferred  Shares into term loans.  These loans consist of three tranches as follows:

--------------------------------------------------------------------------------
 (in thousands of Canadian dollars)                  2005             2004
--------------------------------------------------------------------------------
Tranche A                                          $ 8,783         $  9,247
Tranche B                                            3,624            3,624
Tranche C                                            2,558            2,558
--------------------------------------------------------------------------------
                                                    14,965           15,429
--------------------------------------------------------------------------------
 Less current portion                                 (517)            (464)
--------------------------------------------------------------------------------
 Loans Receivable from Chapais                     $14,448         $ 14,965
--------------------------------------------------------------------------------

                                                      CLEAN POWER INCOME FUND 35

The following are the key terms of each loan tranche:

The Tranche A loan bears interest at the monthly equivalent rate of 10.789%.
Beginning in August 2004, Chapais commenced making monthly-blended interest and principal payments of $120, Such payments are due until December 1, 2015, the maturity date. Interest and principal payments are made in arrears on the first day of the Following month.

The Tranche B loan, with a maturity date of December 1, 2015, bears interest at the semi-annual equivalent rate of 4.910% and interest payments are made on
January 31 and July 31, except that the final interest payment will be made on
December 1, 2015 for the period from July 31, 2015 to November 30, 2015.

Any surplus cash flows as at November 30 of any given year, after monthly-blended interest and principal payments on Tranche A and semi-annual interest payments on Tranche B have been made, will be used to pay down the principal on Tranche B on the following January 31. In addition, the Tranche B
Senders are paid a defined restructuring fee from the date on which the Tranche
B loan has been repaid in full to the maturity date (December 1, 2015). Any outstanding principal balance on Tranche B is payable on the maturity date.
Chapais' 2005 operating costs were higher than 2004 primarily as a result of increased fuel costs related to recent Quebec legislation limiting non-native tie cutting. The facility has secured additlonal long-term fuel supply contracts which have increased the average price of fuel during 2005. This has resulted in the temporary suspension through to January 2007 of the $90 semi-annual interest payments scheduled to be paid in July 2005, January 2006 and July 2006.

The Tranche C loan bears zero interest and no principal payments are made until
Tranches A and B principal and the Tranche B restructuring fees are fully paid off. Any outstanding principal on Tranche C is payable on the maturity date
(December 1, 2015).

As of December 31, 2005, the Fund's carrying value of the loans receivable from
Chapais approximated, on an aggregate basis, their fair value.

NOTE 8 -- NOTE RECEIVABLE FROM WESTERN WIND ENERGY CORP.

On November 1, 2005, Western Wind Energy Corp. repaid the Fund $0.4 million plus accrued interest which was advanced to Western Wind Energy Corp. on November 26,
2004 for development costs incurred on the windpower project located in Grand
Manaan, New Brunswick. The Fund has determined it no longer wishes to proceed as a partner in this development.

NOTE 9 -- ERIE SHORES WIND FARM PROJECT

On June 29, 200S (the "CLOSING"), the Fund announced the acquisition of Aim
PowerGen Corporation's ("AIM") interest in the Erie Shores Wind Farm Limited
Partnership for nominal consideration and completion of its construction and long-term, non-recourse financing of the $186 million Erie Shores Wind Farm. In addition, at the time of Closing, the Fund entered into an agreement with AIM which provided for the payment of construction management incentives of up to
$2.8 million, should the project be completed under budget; and for adjustment payments of approximately $10 million to be made if the actual performance of the project materially exceeds the performance projected by the Independent
Engineer.

General Electric Canada ("GE Canada") and General Electric Company (collectively
"GE") are engaged as the turbine supplier. GE will deliver the project's 66 GE
1.5 SLE turbines under a fixed-price turbine supply agreement. This agreement with GE also provides a 4-year warranty of the equipment's availability based on industry standards, as well as a 4-year revenue reimbursement warranty. Under the fixed-price service and maintenance agreement, GE Canada will provide operating and management services to the project for its first four years.

The balance of plant construction was awarded to a joint venture of AMEC
Americas Limited (an affiliate of AMEC plc) and Black & McDonald Limited, a private Canadian multi-trade contracting firm.

                                                      CLEAN POWER INCOME FUND 36

Construction financing of the Fund's $186 million project is in three parts:

     $120 million non-recourse project financing arranged and led by SunLife
     Financial. (See Note 14a(iv))
     $56 million equity bridge loan from Clean Power's acquisition facility provided by Scotia Capital and National Bank Financial. (See Note 14a(i))
     $10 million equity bridge loan from SunLife Financial. (See Note 14a(ii))

The construction and project costs capitalized relate to construction in progress, deferred development costs and costs associated with the acquisition of the PPA. Amortization of these amounts over their respective benefit periods will commence upon commercial production of the project. As at December 31,
2005, $116.6 million of these costs have been capitalized, the majority of which relates to payments for construction and equipment costs and include $1.65 million of interest on construction financing.

NOTE 10 -- CAPITAL ASSETS

--------------------------------------------------------------------------------
(In thousands of Canadian dollars}             Cost     Accumulated     Net Book
                                                       Depreciation        Value
--------------------------------------------------------------------------------
2005
Land                                       $    235        $     --     $    235
Property, plant & equipment                 159,519          20,073      139,446
Power Purchase Agreement                      9,292           2,506        6,786
Mobile equipment and vehicles                 1,667           1,295          372
Furniture and equipment                         594             511           83
--------------------------------------------------------------------------------
                                           $171,307        $ 24,385     $146,922
--------------------------------------------------------------------------------
2004
Land                                       $    235        $     --     $    235
Property, plant & equipment                 159,340          15,287      144,053
Power Purchase Agreement                      9,292           1,899        7,393
Mobile equipment and vehicles                 1,647             880          767
Furniture and equipment                         573             424          149
--------------------------------------------------------------------------------
                                           $171,087        $ 18,490     $152,597
--------------------------------------------------------------------------------

NOTE 11 -- RESERVE ACCOUNT

The funds in the Reserve Account will be available to the Fund for working capital and distributions support on an as-needed basis. As of December 31,
2005, the market value of the investments in the Reserve Account approximated the carrying amount.

NOTE 12 -- OTHER ASSETS

--------------------------------------------------------------------------------
(In thousands of Canadian dollars)                         2005             2004
--------------------------------------------------------------------------------
Deferred charges, net (a)                                $4,104           $3,360
Fair value of option contracts [Note 20]                    629            2,012
Advances on net profits interest (b)                        375              350
--------------------------------------------------------------------------------
                                                         $5,108           $5,722
--------------------------------------------------------------------------------

(A) Included in deferred charges are financing and loan investment costs of $477
(2004 -- $518), which are being amortized over the terms of the loans; issue costs on the convertible debentures of $2,064 (2004 -- $2,480) which are being amortized over the term of the convertible debenture; deferred development costs incurred with respect to a potential expansion of the Erie Shores Wind Farm of
$459 (2004 -- $0) are deferred until future bids are available; deferred charges related to Special Committee activities are $880 (2004 -- $0) and will be applied against any proceeds from the disposition of GRS investments; deferred charges related to the Erie Shores Wind Farm currently under construction are
$224 (2004 -- $362). These will be amortized when the project commences commercial production in 2006.

                                                      CLEAN POWER INCOME FUND 37

(B) The Fund has a net profits interest agreement with the Ojibway of Pic River
First Nation relating to its Wawatay facility. The net profits from Wawatay, as defined in the agreement, are subject to a 10% royalty on a cash basis once the
Fund has recovered all of the costs, including all original capital costs associated with Wawatay, plus interest at a defined rate of 9.8% per annum on all unrecovered amounts. As at December 31, 2005, no amounts were owed under this agreement. However, the Fund is required to pay an advance of $25 per year.
As at December 31, 2005, the Fund and the previous owners have advanced an aggregate of $375 (2004 -- $350).

NOTE 13 - CONVERTIBLE DEBENTURES

On June 29, 2004, the Fund closed a Convertible Debenture offering of 55,000,
6.75% convertible unsecured subordinated debentures due December 31, 2010 (the
"CONVERTIBLE DEBENTURES") at a price of $1,000 per Convertible Debenture, for gross proceeds of $55 million and net proceeds of approximately $52.3 million.
Interest is paid semi-annually in arrears on June 30 and December 31 in each year commencing December 31, 2004. The first interest payment was paid on
December 31, 2004, in the amount of $34.40 per $1,000 principal amount of debentures. Interest is computed on the basis of a 365-day year. For 2005, the
Fund paid a total interest of $3.71 million (2004 - $1.89 million).

The Convertible Debentures will be convertible into fully paid units of the Fund at the option of the holder at a conversion price of $10,20 per unit and are redeemable on or following June 30, 2007 provided that the trading price of the
Fund's units reaches certain levels. The Fund may at its option satisfy its obligation to pay the redemption price or the principal amount of the debentures in units. The Fund performed a valuation of the embedded holder option at
December 31, 2005 and determined that its value was nil and as a result the entire amount of the Convertible Debentures will be classified as a liability.

The payment of Convertible Debenture principal and interest will be subordinated in right of payment to the prior payment of all senior indebtedness of the Fund.

NOTE 14 -- DEBT OBLIGATIONS
(A) LONG-TERM DEBT
--------------------------------------------------------------------------------
(in thousands of Canadian dollars)                          2005           2004
--------------------------------------------------------------------------------
Credit facility (i)                                    $  68,035       $  2,790
Subordinated debt (ii)                                    10,000             --
Term loan (iii)                                           25,000         25,000
Erie Shores project debt (iv)                             65,304             --
--------------------------------------------------------------------------------
                                                       $ 169,339       $ 27,790
Less current portion                                       1,200          2,790
--------------------------------------------------------------------------------
Long-term debt                                         $ 168,139       $ 25,000
--------------------------------------------------------------------------------

(I) On June 29, 2005, the Fund's existing credit facility was amended to be an
$80 million investment and capital expansion credit facility ("CREDIT A"), and a
$17.75 million working capital credit facility ("CREDIT B") provided by Scotia
Capital and National Bank Financial. Credit B is to be reduced to $13.75 million on June 28, 2006. Credit A is divided into: (A) a revolving credit Tranche 1 of
$41.25 million with a 1-year renewal extension and, if not renewed, at the
Bank's option, it will be converted to a term loan which will be repaid in full the earlier of 365 days after date of conversion into a term loan or June 28,
2007; and (B) a non-revolving Tranche 2 of $38.75 million where the principal amount of any advance that is once repaid may not be reborrowed. Tranche 2 must be repaid by June 28, 2007. As at December 31, 2005, the Fund has borrowed $56 million from the Credit A facility ($17.25 million from Tranche 1 and 100% of the $38.75 million Tranche 2) to fund the Erie Shores Wind Farm at interest rates ranging from 4.12% to 4.875%. Interest rates paid on any credit advances may range from 1.00% to 2.25% above the Bankers' Acceptance rate, depending on the Fund's total debt ratio. Interest costs of $0.8 million associated with the
Erie Shores Wind Farm have been capitalized and are included in Erie Shores construction and project costs.

                                                      CLEAN POWER INCOME FUND 38

The balance of the Credit A facility, $24 million, may be used for other investments or expansions. This borrowing is to be repaid on June 28, 2006, unless it is renewed. As at December 31, 2005, $10.8 million has been borrowed from the $24 million available on Credit A, and $1,2 million has been borrowed from the $17,75 million available on Credit B.

Credit A and B facilities are interest only; and, hence, no principal payments were due during the year ended December 31, 2005.

The credit facilities were provided for in definitive loan and security documentation which contains customary representations, warranties and covenants
(including financial covenants and restrictions on incurring additional indebtedness).

The Fund and each of CPOT's subsidiaries have guaranteed the indebtedness of
CPOT under the credit facilities, and all of the assets of CPOT and each of the
CPOT subsidiaries have been pledged as security for CPOT's obligations under the credit facilities. Such security is held by a collateral agent for the ratable benefit of the syndicate of banks and SunLife Assurance Company of Canada
("SUNLIFE").

(II) On June 28, 2005, the Fund entered into a subordinated  loan agreement with
SunLife Financial for $10 million. This facility must be repaid by July 1, 2008, and bears  interest  at the  Bankers'  Acceptance  rate for the term chosen plus
2.75% until December 31, 2006, and 3.00%  thereafter until the maturity date. On
June 29,  2005,  the Fund  borrowed  $10 million from this loan to fund the Erie
Shores Wind Farm project.  Interest expense of $0.3 million on this facility has been  capitalized  and included in other assets.  The interest rate in effect at the time of the borrowing was 5.372%.

(III) On August 15, 2002, the Fund obtained $25 million in long-term collateralized financing from SunLife. The $25 million is split into two tranches. The Tranche A term loan is a 7.624% interest-only $12 million loan due
August 2017; and the Tranche B term loan is a 7.476% interest-only $13 million loan due August 2014. The SunLife loans are collateralized by substantially all of the assets of CPOT. Interest on this loan of $ 1,855 (2004 -- $ 1,910) is included in interest expense.

Effective with the closing of the Erie Shores financing on June 29, 2005, see section (iv) below, the interest rates on tranche A and B increased by 0.25%
each April and October as compensation for sharing of security and incurring additional debt in respect of the credit facility discussed in (i) above. The interest rates will be reduced back to their original levels (Tranche A --
7.374%; Tranche B -- 7.226%) once certain tests are satisfied.

(IV) With respect to the Erie Shores Wind Farm, $120 million non-recourse project financing arranged and led by SunLife Financial consisting of; (A) a
20-year $70 million fully amortizing loan bearing a fixed annual interest rate of 5.96% paid monthly to April 1, 2006, and quarterly thereafter ("TRANCHE A");
(B) a 10-year $10 million fully amortizing loan bearing a fixed annual interest rate of 5,28% paid monthly to April 1, 2006, and quarterly thereafter ("TRANCHE
B"); and (C) a 5-year $40 million interest-only loan bearing a fixed annual interest rate of 5.05% paid monthly to April 1, 2006, and quarterly thereafter
("TRANCHE C"). This financing was borrowed by Erie Shores Limited Partnership and is secured by Erie Shores Wind Farm only, with no recourse to the Fund's other assets. As at December 31, 2005, the amounts borrowed and the outstanding amounts to be borrowed from each of the above loans is as follows:

--------------------------------------------------------------------------------
                                  Amount Borrowed             Balance Remaining
--------------------------------------------------------------------------------
 Tranche A                              $  38,677                     $  31,323
 Tranche B                                  5,526                         4,474
 Tranche C                                 22,101                        17,899
--------------------------------------------------------------------------------
 Total                                   $ 66,304                     $  53,696
--------------------------------------------------------------------------------

The above loans are to be repaid at 20 years from the conversion date.
Conversion from construction loan to Long-term loan is subject to a number of conditions, primarily commissioning of the Erie Shores Wind Farm project.

                                                      CLEAN POWER INCOME FUND 39

Amounts borrowed under the above loans are deposited into the escrow account.
These amounts in escrow can be withdrawn upon prior satisfaction of conditions set out in the loan agreement to pay for construction costs invoiced.

(V) The fair value of the facilities described in (i), (ii), (iii) and (iv)
above, approximate their carrying values due to the fact the debts were recently assumed.

(B) During 2004, the Fund entered into a four-year capital lease for $327 which expires on February 6, 2008. The lease bears a nominal annual interest rate of
7.1%. The Fund has recorded accumulated amortization for this asset in the amount of $119.

NOTE 15 - LEVELIZATION AMOUNTS

In accordance with the PPA relating to Wawatay, the power purchaser, OEFC, makes guaranteed monthly cash payments over the period to July 2012. In addition, the
PPA requires OEFC to make variable cash payments based on actual electricity production. In accordance with the PPA relating to Dryden, the guaranteed monthly cash payments made by OEFC ended in October 2005. As there was still a balance outstanding under the Levelization amount, payments will be made based on actual generation up to 100% of the target generation per the PPA at a variable rate. To the extent that the variable cash payments are less than the revenue recorded by CPOT, based on the established rate disclosed in the Dryden
PPA (the "BASE RATE"), CPOT will record a reduction in the Levelization amount.
After the Levelization amount is eliminated, payments under the Dryden PPA will be based on the actual generation at the Base Rate.

CPOT and the previous owners of Wawatay and Dryden have recorded a liability
("LEVELIZATION AMOUNT") to the extent that the sum of the guaranteed payments and the variable cash payments received from OEFC, with respect to each of the
PPAs, exceeded the revenue recorded by CPOT and the previous owners, based on the relative Base Rate. To the extent that revenue recorded by CPOT exceeds the sum of the guaranteed payments and the variable cash payments received from
OEFC, the Levelization amounts will be reduced. For the year ended December 31,
2005, the increase in the Levelization principal amount was $1,666 (2004 --
$1,681).

The Levelization amounts recorded on the consolidated balance sheets include interest accrued at a variable rate, which currently approximates 11.25% per annum. Included in the Levelization amounts, as at December 31, 2005, is accumulated accrued interest of $7,195 (2004 -- $6,167).

Repayment of the Levelization amounts and accrued interest is made through reduced cash payments from OEFC based on lower rates for the purchase of power below the Base Rate discussed above, once the guaranteed payments described above cease. Once the Levelization amounts are eliminated, cash payments will be based on the base rates set out in the respective PPAs and will equal the revenue recorded.

With respect to the Levelization amount related to Wawatay, OEFC has no other rights of repayment other than through its security on the assets of the generating facility. OEFC may only exercise its rights under the security at the end of the terms of the respective PPAs, which mature in 2042 for Wawatay and in
2020 for Dryden.

The Levelization amounts as at December 31, 2005 consist of $15,297 (2004 --
$13,361) relating to Wawatay and $980 (2004 -- $1,250) relating to Dryden. To the extent that Wawatay does not meet its individual target electricity production levels as set out in its PPA, a liability, known as deficiency, based on the production shortfall versus the target electricity production levels is calculated. The accumulated deficiency component of the Levelization amounts has separate repayment terms from the remaining portion of the Levelization amounts.
If there is an accumulated deficiency in existence for longer than two years,
OEFC can request repayment of the accumulated deficiency to the extent of the profit component of the monthly variable cash payment, as defined in the PPA, until such time as the accumulated deficiency is reduced to zero. Under the
Wawatay PPA, if any accumulated deficiency amount exists for two consecutive years as a result of actual electricity production being less than 85 percent of target electricity production levels for such years, for reasons other than lower than average precipitation, OEFC is entitled to give notice of default. If any accumulated deficiency exists for five consecutive years that is the result of actual electricity production being less than 90% of target electricity production levels for such years, regardless of the cause of such deficiency,
OEFC is entitled to give notice of

                                                      CLEAN POWER INCOME FUND 40

default. Such defaults as the two described immediately above may be cured by the owner of Wawatay making payment of an amount equal to the accumulated deficiency arising as a result of actual electricity production being less than
85% or 90% of target electricity production levels, as the case may be. If the default is not cured, OEFC is entitled to either (i) request that the prime lender to Wawatay declare an event of default and assign its security to OEFC, to concurrently provide for OEFC to assume the generator's obligations to the prime lender, failing which, OEFC may terminate the Wawatay PPA, or (ii) if there is no longer a prime lender to Wawatay, terminate the PPA and enforce its security. As part of the acquisition of Wawatay and Dryden, the accumulated deficiency as at the date of acquisition of $1,521 was repaid by Regional. The accumulated deficiency value is $1,267 (2004 -- $748) at Wawatay and $138 (2004
-- $335) at Dryden. The prime lender on Wawatay is the Fund.

Negotiations are ongoing with OEFC in respect to several factors that affect the historic calculation of the Levelization amounts. These factors also affect the
Fund's agreements with Regional and a number of agreements that OEFC has with other non-utility generators and natural gas suppliers. As a result, the timing and the outcome of these negotiations are unknown.

NOTE 16 -- TRUST UNITS

The Trust Indenture provides that an unlimited number of Trust Units may be issued. Each Trust Unit represents an undivided beneficial interest in any distribution from the Fund and in any net assets of the Fund in the event of termination or wind-up. Ail Trust Units are of the same class with equal rights and privileges.

The Trust Units are redeemable at the holder's option at an amount equal to the lesser of: (a) 90% of the weighted average price per Trust Unit during the period of the last 10 days during which the Trust Units were traded on the
Toronto Stock Exchange; and (b) the closing market price at the date of redemption as defined in the Trust Indenture. Redemptions are subject to a maximum of $250 in cash redemptions in any particular month. Redemptions in excess of this amount will be paid by way of a distribution of Notes issued by
CPOT to the Fund.

TRUST UNITS OUTSTANDING

--------------------------------------------------------------------------------
(in thousands of Canadian dollars except
 Trust Unit amounts)                           Number of Trust Units     Amount
--------------------------------------------------------------------------------
Outstanding December 31, 2005 and 2004                    35,368,597   $.332,849
--------------------------------------------------------------------------------

There has been no change in the number of Trust Units outstanding for 2004 and
2005.

NOTE 17 -- EXCHANGEABLE CLASS B UNITS

As part of the formation of the Fund, 451,880 Exchangeable Units were issued from a subsidiary of the Fund as consideration for the acquisition of the biomass facility in Alberta.

Each Exchangeable Unit may be exchanged by the holder for one Trust Unit of the
Fund, The Exchangeable Units entitle holders to distributions equivalent to
Trust Units of the Fund and, through a Voting and Exchange Trust Agreement between the Fund, its affiliate Clean Power Limited Partnership ("CPLP") and
CEEC, to vote at meetings of unitholders of the Fund.

The Fund accounts for the Exchangeable Units as minority interest.

NOTE 18 -- RELATED PARTY TRANSACTIONS AND COMMITMENTS

(A) Commencing with the November 2001 Initial Public Offering ("IPO"), the Fund
and the Administrator/Manager, a wholly-owned subsidiary of CEEC, entered into an Administration Agreement and CPOT and the Administrator/Manager entered into a Management Agreement. The Administration Agreement has an initial ten-year term which expires on October 31, 2011 (the "INITIAL TERM"), and is automatically renewable for two additional six-year terms (each a "RENEWAL
TERM") unless at the end of the Initial Term or the first Renewal Term, as the case may be, the Administrator provides the Fund with written notice to the contrary 180 days prior to the expiry of the Initial Term or the first Renewal
Term, respectively. After the second Renewal Term, the Administration Agreement becomes automatically renewable for successive periods of five years (each an
"ADDITIONAL RENEWAL TERM"), unless at the end of the second Renewal Term or the then current Additional

                                                      CLEAN POWER INCOME FUND 41

Renewal Term, as the case may be, the Fund provides the Administrator or the
Administrator provides the Fund written notice to the contrary at least one year prior to the expiry of the second Renewal Term or the then current Additional
Renewal Term, respectively.

The Management Agreement has an initial ten-year term which expires on October
31, 2011 (the "INITIAL TERM"), and is automatically renewable for two additional six-year terms (each a "RENEWAL TERM") unless at the end of the Initial Term or the first Renewal Term, as the case may be, the Manager provides CPOT with written notice to the contrary 180 days prior to the expiry of the Initial Term or the first Renewal Term, respectively. After the second Renewal Term, the
Management Agreement becomes automatically renewable for successive periods of five years (each an "ADDITIONAL RENEWAL TERM"), unless at the end of the second
Renewal Term or the then current Additional Renewal Term, as the case may be, the independent Trustees of CPOT provide the Manager or the Manager provides
CPOT written notice to the contrary at least one year prior to the expiry of the second Renewal Term or the then current Additional Renewal Term, respectively.

Pursuant to these agreements, the Administrator/Manager administers the Fund and manages CPOT. The Fund and CPOT pay the Administrator/Manager on a cost-recovery basis for costs incurred on their behalf.

For 2005, the  Administrator/Manager  was reimbursed for a total of $1,846 (2004
-- $1,969), including an outstanding amount payable to the Administrator/Manager of $63 as at December 31, 2005 (2004 -- $316).

(B) Also at the 2001 IPO, Whitecourt Power Limited Partnership, a subsidiary of
CPOT, engaged PWMI, an affiliate of CEEC, to operate and maintain the Whitecourt biomass facility under a 10-year Operations and Management Agreement. PWMI receives a monthly management fee of $33, subject to annual adjustments for changes in the Consumer Price Index. Commencing in 2002, PWMI's contract specifies annual incentives and penalties, to a maximum of 50% of any excess or shortfall in the Whitecourt facility's actual operating cash flow, compared with a predetermined reference cash flow for the year. The penalty clause sets the maximum annual cash payment to the Fund at $100, with any remaining penalty carried forward against future years' performances. For the year ended December
31, 2005, the actual operating cash flows were less than the predetermined reference cash flow and subsequently, PWMI has an obligation to pay the Fund $50
(2004 -- $100). The amount has been accrued and is included in accounts receivable.

(C) Commencing in October 2004, Probyn & Company ("P&C"), a member of The Probyn
Group, entered into a management services agreement with GRS to plan and support
GRS' operations and transition to internalized management after December 15,
2004. The agreement, which was extended to December 31, 2005 with the approval of the PEET U.S. board of directors, paid P&C a total of US $280 in 2005 (2004
-- US $150). As at December 31, 2005, GRS owed P&C US $50.

(D) A subsidiary of P&C has a management agreement to operate and maintain a
Chapais biomass facility which the Chapais board of directors renewed until
November 30, 2006. Payments in respect of this agreement totaled $226 (2004 --
$219). The Fund's respective interest in these amounts was $71 (2004 -- $69).

NOTE 19 -- COMMITMENTS & CONTINGENCIES

(A) CPOT has engaged Regional to operate and maintain the waterpower generating facilities by way of a 10-year Operations and Management Agreement. Regional is to be paid a monthly management fee of $37.5, subject to annual adjustments for changes in the Consumer Price Index. Commencing in 2002, if actual operating cash flows from the waterpower generating facilities exceed a predetermined reference cash flow in any year, Regional will also be entitled to incentive fees of 50% of any excess, to a maximum of $50. If actual operating cash flows from the waterpower generating facilities are less than the predetermined reference cash flow in any year, Regional will pay CPOT 50% of the shortfall, to a maximum of $25. An amount equal to 50% of any additional shortfall, up to a maximum amount of $25 will be set off against any future incentive fees. For the year ended December 31, 2005, the actual operating cash flows were greater than the predetermined reference cash flow by an amount in excess of $100 and the balance of accumulated shortfalls was nil at the beginning of the year. As a result, the Fund had an obligation as at December 31, 2005 to pay Regional $50
(2004 -- $0).

                                                      CLEAN POWER INCOME FUND 42

(B) Rates for power sales are generally fixed through tong-term PPAs and include escalation clauses.

(C) In the ordinary course of business, the Whitecourt biomass facility has entered into long-term agreements to ensure an adequate supply of wood waste.
The agreements expire in 2014.

(D) The Fund is party to waterpower lease agreements with the Provinces of
Ontario and British Columbia in respect of lands, lands under water and water rights necessary for the operations of its waterpower generating facilities. The payments with respect to these agreements vary based on actual power production.
The terms of the waterpower lease agreements for Sechelt, Hluey Lakes, Wawatay and Dryden extend to 2025, 2030, 2042 and 2023, respectively.

(E) As of December 31, 2005, the Fund has guaranteed a standby letter of credit for Erie Shores Wind Farm Limited Partnership in the amount of $3.3 million in favour of Ontario Power Authority under the PPA. There have been no draws on this letter of credit to date.

NOTE 20 -- FINANCIAL INSTRUMENTS

The fair value of the Fund's financial instruments included in current assets and current liabilities approximate the carrying amount due to their short-term maturities.

Based on a discontinued  cash flow analysis,  at the appropriate  discount rate, performed by the  Administrator/Manager,  the fair value of the Fund's GRS loans and U.S. Wind Loan  receivable  and long-term  debt  approximate  their carrying values.

During 2005, the Fund entered into an interest rate swap contract with the Bank of Nova Scotia for a national amount of $20 million to partially mitigate the refinancing risk associated with the $40 million non-recourse, interest only loan for the Erie Shores Wind Farm (Note 14a(iv)(C)) ("INTEREST ONLY LOAN").
Under the contract, the Fund will pay to the bank a fixed rate of 5.5%, quarterly in arrears, commencing March 1, 2012 for a term of five years following the maturity of the Interest Only Loan. On the same dates and for the same term the bank will pay the Fund a floating rate equal to the then current three-month Bankers' Acceptance rate. This contract effectively extends the fixed rate on the $20 million to ten years. Any changes in the fair value of this contract are reported in the consolidated statements of income and loss, A loss of $643 on this interest rate swap contract has been recorded in the consolidated statements of income and loss in 2005.

The Fund has entered into foreign exchange forward contracts and option contracts in respect of the interest payments to be received on the GRS loans and U.S. Wind Loan receivable. As at December 31, 2005, the Fund had foreign exchange forward contracts and option contracts in piace as foilows:

----------------------------------------------------------------------------------------------------------
                                    Notional Amount                   Maturity Dates      Weighted Average
                                                                                             Exchange Rate
----------------------------------------------------------------------------------------------------------

GRS   (a) - Forward Contracts            US  $9,790      January 2006 to January 2007          $ 1.1950
U.S.  Wind Loan (b) - Put options        US  $3,000        March 2006 to October 2006            1.6138
                    - Call options       US  $2,053        March 2006 to October 2006            1.6138
----------------------------------------------------------------------------------------------------------

(A) The foreign exchange forward contracts relating to the income stream from the payment of interest on the GRS loans are not designated as hedges for accounting purposes. Accordingly, any changes in the fair value of these contracts are reported in the consolidated statements of income and loss. The loss recorded for the year on forward contracts is $4 (2004 -- gain of $359).
Fair value of $355 (2004 -- $359) on the forward contracts is recorded in the other assets.

(B) The option contracts entered into by the Fund represent an economic hedge of the U.S. Wind Loan U.S. dollar interest income stream. These contracts do not qualify for hedge accounting treatment and are recorded at their fair value at each reporting period with the gain or loss being included in the foreign exchange gain (loss) on the consolidated statements of income and toss. A loss of $735 (2004 -- loss of $78) on these option contracts has been recorded in the consolidated statements of income and loss. Fair value of $918 (2004 -- $1,653)
on the option contracts is recorded in the other assets.

                                                      CLEAN POWER INCOME FUND 43

(C) The Fund has entered into foreign exchange contracts to satisfy U.S.
dollar-denominated purchase obligations associated with the Erie Shores Wind
Farm project. These contracts have been designated as hedges far accounting purposes as they meet the criteria for hedge accounting.

These contracts allow the Fund to purchase a total of US $6.4 million over the period November 1, 2005 to April 3, 2006 at an average exchange rate of C $1.23.
to US $1.00. As at December 31, 2005, U5 $3.8 million of the above contract was purchased.

NOTE 21 - SEGMENTED INFORMATION

(A) By generation source:

--------------------------------------------------------------------------------------------------------------
                                                                 Continuing Operations
--------------------------------------------------------------------------------------------------------------
                                                                                     Corporate/
                                               Biomass    Waterpower    Windpower         other         Total
--------------------------------------------------------------------------------------------------------------

FOR THE YEAR ENDED DECEMBER 31, 2005

Power sales                                 $  13,938     $  12,143   $      --     $      --      $  26,371
(Interest & other investment income             1,319            39       2,503           952          4,813
Depreciation and amortization                   2,807         3,129          38           376          6,350
Operating income (loss)                         5,383         6,961       2,466        (4,219)        10,591
Interest expense                                   --         1,529          --         5,867          7,396
-------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2005

Capital assets                                 49,775        97,147          --            --        146,922
Erie Shores construction and project               --            --     116,640            --        116,640
costs
U.S. Wind Loan receivable                          --            --      21,434            --         21,434
Chapais loans receivable                       14,965            --          --            --         14,965
Other long-term investment                      1,540            --          --            --          1,540
Goodwill                                        8,885            --          --            --          8,885
-------------------------------------------------------------------------------------------------------------
FOR THE YEAR ENDED DECEMBER 31, 2004

Power sales                                 $  13,283     $  12,525   $      --     $      --      $  25,808
Interest and other investment income            1,439            --       2,671           523          4,633
Depreciation and amortization                   2,837         3,250          36           252          6,377
Operating income (loss)                         5,224         6,486       2,633        (4,162)        10,181
Interest expense                                   --         1,507          --         4,428          5,935
-------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2004

Capital assets                                 52,387       100,210          --            --        152,597
U.S. Wind Loan receivable                          --            --      22,168            --         22,168
Chapais loans receivable                       15,429            --          --            --         15,429
Other long-term investment                      1,513            --          --            --          1,513
Goodwill                                        8,885            --          --            --          8,885
-------------------------------------------------------------------------------------------------------------

(B) All capital assets and revenues related to continuing operations are located in Canada with the exception of the interest earned on US Wind Loan receivable, which is earned from entities based in the United States.

(C) Most revenues from continuing operations, either directly through power sales or indirectly through loans, are earned from contracts with large public utilities. The following utilities contributed more than 10% of the Fund's total power sales: BC Hydro 29% (2004 -- 29%), Ontario Electricity Financial Corp. 19%
(2004 -- 20%) and TransAlta Utilities Corp. 52% (2004 -- 51%). In accordance with the Electric Utilities Act (Alberta), the benefits and burdens of the agreement with TransAlta Utilities Corp. flow through to the Alberta Balancing
Pool. At December 31, 2005, approximately 100% (2004 -- 83%) of the Fund's accounts receivable were owed from these customers.

                                                      CLEAN POWER INCOME FUND 44

NOTE 22 -- COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 2005 consolidated financial statements.

NOTE 23 -- BENEFIT PLAN

GRS maintains a qualified 401(k) benefit plan to cover substantially all of its employees who meet the eligibility requirements. During the year ended December
31, 2005, GRS' contribution expense was $0.2 million.

NOTE 24 -- INCOME TAXES

(A) As the Fund is not required to apply the recommendations for accounting for income taxes, the following provides the required income tax disclosures under
GAAP for the incorporated subsidiaries of the Fund.

(B) FUTURE TAX LIABILITY:

------------------------------------------------------------------------------------
                                                                   2005        2004
------------------------------------------------------------------------------------

Excess of net book value over undepreciated capital cost        $ 7,197      $ 7,362
------------------------------------------------------------------------------------
Future tax liability                                              7,197        7,362
------------------------------------------------------------------------------------

The Fund has $509 (2004 - $315) in deductible temporary differences that have not been recognized for accounting purposes.

-------------------------------------------------------------------------------------
                                                                     2005       2004
-------------------------------------------------------------------------------------

Consolidated income (loss) before Income taxes                    $ 2,125    $ 3,536
Income (losses) not subject to tax accounting                       1,845      4,162
-------------------------------------------------------------------------------------
Loss before income taxes                                              280       (626)
Income taxes at the Alberta statutory
  rate of 33.6% (2004 - 33.85%)                                        94       (212)
-------------------------------------------------------------------------------------
DECREASE IN INCOME TAXES ATTRIBUTABLE TO:
Adjustments for enacted tax rate change                                --       (223)
Deductible temporary differences not benefited in 2004               (336)        --
-------------------------------------------------------------------------------------
Other                                                                  78        (46)
-------------------------------------------------------------------------------------
Future income tax expense                                            (164)      (481)
-------------------------------------------------------------------------------------

NOTE 25 - DISCONTINUED OPERATIONS

On October 26, 2005, the Fund announced that the Trustees of CPOT have created a special committee to investigate unitholder value enhancement opportunities. The special committee has retained professional advisors, including Scotia Capital
Inc. as overall financial advisor, to assist it. Initially, the special committee is concentrating on unitholder value enhancement opportunities with respect to the investment of the Fund in GRS. GRS consists of 29 LFG facilities in the United States that collect methane gas from landfills which is then used for electrical power generation and other industrial applications. The Special
Committee has concluded that a disposition of the Fund's investment in GRS is probable and is expected to occur in fiscal 2006. The trustees are committed to a plan to dispose of GRS. As per Section 3475 of the CICA, GRS results have been classified as held for sale and presented as Discontinued Operations for the year ending December 31, 2005.

                                                      CLEAN POWER INCOME FUND 45

CONSOLIDATED BALANCE SHEETS OF DISCONTINUED OPERATIONS
-------------------------------------------------------------------------------------------------------------
                                                                                     2005                2004
-------------------------------------------------------------------------------------------------------------

CURRENT ASSETS
Cash and cash equivalents                                                       $   1,243           $      --
Accounts receivable                                                                 5,990                 313
Material and supplies inventories                                                   5,638                  --
Prepaid expenses                                                                      810                  --
Cash deposits                                                                         239                  --
-------------------------------------------------------------------------------------------------------------
                                                                                   13,920                 313
LONG-TERM ASSETS
GRS loans receivable [Note 26]                                                         --             112,147
Preferred share investment [Note 27]                                                   --              12,020
Restricted cash                                                                    25,665                  --
Capita! assets                                                                     89,332                  --
Other assets                                                                          242               9,440
-------------------------------------------------------------------------------------------------------------
                                                                                $ 129,159           $ 133,920
-------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                        $   5,862           $      --
Current portion of Illinois retail rate law liability [Note 28]                       665                  --
-------------------------------------------------------------------------------------------------------------
                                                                                    6,527                  --
LONG-TERM LIABILITIES
Illinois retail rate law liability [Note 28]                                       26,757                  --
Asset retirement obligation [Note 29]                                               4,249                  --
Future income tax liability                                                         2,898                  --
-------------------------------------------------------------------------------------------------------------
                                                                                   40,431                  --
-------------------------------------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME AND LOSS OF DISCONTINUED OPERATIONS
-------------------------------------------------------------------------------------------------------------
                                                                                     2005                2004
-------------------------------------------------------------------------------------------------------------

REVENUE
Power sales                                                                     $  38,408           $      --
Illinois support revenue [Note 28]                                                  2,461                  --
Gas sales & other                                                                   6,241                  --
Interest earned on GRS loans                                                           --              15,519
Other income                                                                          847                 635
-------------------------------------------------------------------------------------------------------------
                                                                                   47,957              16,154
-------------------------------------------------------------------------------------------------------------
COSTS AND OPERATING EXPENSES
Cost of sales                                                                      29,522                  --
Management and administration                                                       4,003                  --
Depreciation and amortization                                                      14,348               1,500
-------------------------------------------------------------------------------------------------------------
                                                                                $  47,873             $ 1,500
-------------------------------------------------------------------------------------------------------------
Operating Income (loss)                                                                84              14,654
Interest expense on Illinois retail rate law [Note 28]                              1,532                  --
Foreign exchange loss (gain) and other                                              4,291           $  10,557
Income tax Provision                                                                   (5)                 --
-------------------------------------------------------------------------------------------------------------
Net income (loss) for the year from Discontinued Operations                        (5,734)              4,097
-------------------------------------------------------------------------------------------------------------

CASH PROVIDED BY (USED IN) DISCONTINUED OPERATIONS
-------------------------------------------------------------------------------------------------------------
                                                                                     2005                2004
-------------------------------------------------------------------------------------------------------------

                                                                                $   2,457           $   1,196
-------------------------------------------------------------------------------------------------------------

                                                      CLEAN POWER INCOME FUND 46

All capital assets and revenues  related to discontinued  operations are located in the United States.  Most revenues either through power sales or gas sales are earned from contracts with large utilities.  The following utilities contributed more than 10% of GRS' total power  sales:  Detroit  Energy -- 14% (2004 -- 1%),
ComEd -- 18% (2004 -- 15%),  Pacific Gas Energy - 1-1 15% (2004 1-1 - 13%),  San
Diego  Gas  &  Energy  1-1  - 14%  (2004  1-1 -  11%),  At  December  31,  2005,
approximately 50% (2004 -- 28%) of GRS' accounts receivable were owed from these customers.

NOTE 26 -- GRS LOANS RECEIVABLE

On October 31, 2002, the Fund completed its indirect investment in loans receivable from two entities that own 100% of GRS of Livermore, California. GRS is one of the leading landfill gas recovery power operators in the United
States.

The loans receivable are in the total amount of US $93,300 (2004 -- US $93,300), comprising  two loans;  the first loan for US  $78,300  (2004 1-1 - US  $78,300)
matures on December  31, 2012 and the second loan for US $15,000  (2004 1-1 - US
$15,000) matures on December 31, 2022; both loans bear interest at 11.5%. All of the assets of GRS have been pledged as security for GRS'  obligations  under the loan  agreements.  Transaction  costs incurred on this  investment of $9,031 are being  deferred  and  amortized  over the terms of the loans and are recorded as deferred charges in other assets on the balance sheet.

In connection with the bans, CPOT also purchased a contingent option to acquire
100% of the non-voting Class B common shares of PEET U.S., the parent company of
GRS, which can be exercised upon the occurrence of specific events which include, but are not limited to, the financial default of GRS and change of ownership. The purchase price of the option has been included in the investment in GRS.

Upon adoption of the provisions of ACG-15 (Note 2) the GRS bans receivable and transaction costs are eliminated as part of consolidating the balances of PEET
Canadian and PEET U.S.

Upon  the  classification  of the  assets  of GRS as held  for  sale  GRS  loans receivable for 2004 are included in Assets of Discontinued Operations.

NOTE 27 -- PREFERRED SHARE INVESTMENT

On September 27, 2004, the Fund, through one of its subsidiaries, purchased
10,000 non-voting Preferred Shares of PEET U.S. for US $10.0 million. On
December 22, 2005, the Fund, through the same subsidiary, purchased 5,000 additional non-voting preferred shares of PEET U.S. for US $5.0 million. The dividends are cumulative and are to be paid at a rate of 4% annually on each
April 1. These Preferred Shares may be redeemed by PEET U.S. or the holder at any time on or after the fifth anniversary of the issuance upon payment to the holders of the original issue price of US $1,000 per share plus accrued but unpaid dividends. The carrying value of the Preferred Shares approximated fair market value due to current timing of the purchase. Upon the adoption of the provisions of AcG 15 the Preferred Shares are eliminated as part of the consolidation of the balances of PEET U.S.

NOTE 28 -- ILLINOIS RETAIL RATE LAW (See Note 25)

GRS has four sites in the State of Illinois subject to the Illinois Retail Rate
Law (the "ILLINOIS LAW"). Under the Illinois Law, GRS receives a retail rate that is in excess of the local municipality's short-run avoided cost "SRAC")
for a ten- or twenty-year period, depending on the agreement, and the excess is required to be repaid to the State of Illinois ten or twenty years subsequent to the date received commencing in February 2006.

GRS records the SRAC portion as revenue. For the portion in excess of SRAC, its net present value (using an implied interest rate of 5.0% for the period to June
30, 2005 and 8% thereafter) is recorded as a liability, and the remaining amount as Illinois support revenue. During the year, GRS received $3,643 million of proceeds in excess of SRAC, of which $2,461 million was recognized as Illinois support revenue. During the year, GRS recorded imputed interest expense of
$1,532 million related to the accretion of the liability under the Illinois Law.
At December 31, 2005, the gross principal amount of the Illinois Law liability totaled $53,4 million. At December 31, 2005, the present value of the liability under the Illinois Law totaled $27.4 million.

                                                      CLEAN POWER INCOME FUND 47

GRS committed to the State of Illinois to place sufficient funds in escrow to meet the future repayment liability. At December 31, 2005, GRS has invested
$25.7 million in long-term government securities and short-term high-quality commercial paper. These investments have been presented as restricted investments in assets of Discontinued Operations.

NOTE 29 -- ASSET RETIREMENT OBLIGATIONS (See Note 25)

The Fund recognizes the fair value of the retirement obligation for related long-term assets as a liability. Retirement costs equal to the retirement obligation are capitalized as part of the cost of the associated plant and equipment and amortized to expense over the life of the asset. In subsequent periods, the liability is adjusted for the passage of time and for any changes in the amount or timing of the underlying future cash flows.

The Fund estimated the fair value of its total asset retirement obligations to be $4.2 million as of December 31, 2005, based on a total future liability of
$13.9 million and included in liabilities of Discontinued Operations. These payments are expected to be made over the next 26 years with the majority of costs incurred between 2020 and 2030. The Fund's credit adjusted discount rate of 5.88% and an inflation rate of 2.48% were used to calculate the fair value of the asset retirement obligations. These asset retirement obligations relate solely to GRS as the Fund's other installed assets are expected to be used for an indefinite period and hence no removal date can be determined and consequently a reasonable estimate of the fair value of any related asset retirement obligations cannot be made at this time.

The following tables reconcile the Fund's total asset retirement obligations activity for the three-month and year ended December 31:

----------------------------------------------------------------------------------------------------
                                                                        YEAR ENDED DECEMBER 31, 2005
----------------------------------------------------------------------------------------------------

Balance at December 31, 2004                                                             $         0
Increase resulting from change in accounting policy (See Note 2}                               4,142
Accretion expense for year ended December 31, 2005                                               259
Foreign exchange                                                                                (152)
----------------------------------------------------------------------------------------------------
Balance at December 31, 2005                                                             $     4,249
----------------------------------------------------------------------------------------------------

NOTE 30 -- COMMITMENTS & CONTINGENCIES - GRS

(A) RENEWABLE ENERGY CREDITS

A State of Massachusetts Law (the "MASSACHUSETTS LAW") requires that a portion of retail electricity sales must be generated by a renewable energy source. GRS markets and sells, through a broker, Renewable Energy Credits ("RECS")
associated with the power it produces from five plants operating in
Massachusetts. During 2005, GRS sold 120,625 megawatt hours ("MWH") of RECs for power generated and recognized revenue of $2.7 million. Under the Massachusetts
Law, RECs generated are eligible for sale for up to six months subsequent to the generation of the renewable energy. Under two PPAs, GRS is required to pay the municipality 50% of any RECs sold related to power generated at the associated plant. During the year, GRS paid this municipality $2.1 million and accrued $0.1 million at December 31, 2005.

(B) GRS SITE PURCHASE OPTIONS

Under PPAs with a municipality for two sites, the municipality has the option to purchase the sites commencing in 2007 through 2018, with the purchase price based on a declining scale through 2018, As of December 31, 2005, the option purchase price for the two sites (when eligible) totaled $17.2 million. If the municipality does not exercise its option to purchase the site, the municipality can exercise its option to change the pricing under each respective PPA from a fixed price to a variable price based on the municipality's SRAC, as defined in the agreements.

(C) GAS PURCHASE AGREEMENTS

GRS has landfill gas purchase agreements that expire from 2007 to 2031, with renewal options for up to six years, and can generally be continued if recoverable gas is available and neither party has terminated the agreement.

                                                      CLEAN POWER INCOME FUND 48

The gas purchase agreements' start dates and expiration dates coincide, closely, with the PPAs to which they relate. During 2005, gas purchases under these agreements totaled $5.4 million. The range of landfill gas purchase prices for gas to be used to produce electricity is US $0.81 to US $0.86 per million
British thermal units ("MMBTU"). The estimated annual delivery of landfill gas is approximately 5,900,000 MMBtu.

GRS also has agreements for 17 sites, whereby it pays royalties ranging from 5%
to 25% of revenues generated from electricity and gas sales. During 2005, royalty expenses totaled $4,1 million.

(D) LANDFILL GAS COLLECTION SYSTEMS PURCHASE OPTIONS

One gas purchase agreement provides the landfill owner the first right of refusal to purchase the facility if the agreement is terminated. Under certain other gas purchase and royalty agreements, GRS has options to purchase the landfill gas rights and related landfill gas collection systems for a period of
30 days following the expiration of the agreements, at the then adjusted book value, as defined in the agreements, which totaled $0.2 million at December 31,
2005, plus the adjusted book value of certain capital expenditures made by the landfill owners subsequent to April 2000. If GRS does not exercise its options, the counterparties have the right to purchase GRS' power plants for a period of
30 days at the then adjusted book value, as defined in the agreements, which totaled $7.9 million at December 31, 2005.

(E) OPERATING AND MAINTENANCE AGREEMENTS

GRS has operating and maintenance ("O&M") agreements, which expire in 2007, with renewal options for up to six years, and expire in 2030. Under the O&M agreements, GRS operates and maintains the collection systems at each site for the landfill owners, and receives an annual operation fee per site, which ranges from US $1,200 to US $19,200, plus a variable fee per MMBtu, ranging from US
$0.76 to US $0.80 per MMBtu. During 2005, operating and maintenance income under the O&M agreements totaled $5.2 million.

(F) LETTERS OF CREDIT AND BONDS

As of December 31, 2005, GRS was required to maintain two standby letters of credit totaling $4,1 million that were issued in favour of two utilities under power sales agreements.

As of December 31, 2005, GRS was required to maintain four bonds totaling $2.5 million in favour of two pollution control agencies under pollution control agreements, one utility and one municipality under power sales agreements and the state of California for licensed contractors.

There have been no draws on these letters of credit or bonds to date.

(G) NON-RECOURSE PROJECT LOANS

In connection with the construction of the Erie Shores Wind Farm project, the
Fund has entered into a $120 million non-recourse project financing arranged and led by SunLife Financial consisting of a 20-year $70 million fixed rate fully amortizing loan; a 10-year $10 million fully amortizing loan; and a 5-year $40 million interest only loan. (See Notes 9 and 14)

(H) LEGAL

From time to time the Fund is subject to legal claims against it. While it is not possible to determine the outcome of such claims, management believes that they will not have a material effect on the Fund's consolidated financial statements.

(I) GRS CREDITORS

GRS creditors do not have any claim on the assets of the Fund.

NOTE 31 -- INCOME TAX -- DISCONTINUED OPERATIONS

During 2002, the Fund completed its indirect investment in loans receivable from two entities that own 100% of GRS. The Fund received opinions from U.S. tax counsel on certain tax matters related to these investments. The consolidated financial statements of the Fund reflect these opinions: specifically, that the loan receivable from PEET

                                                      CLEAN POWER INCOME FUND 49

U.S., the U.S. holding company of GRS, should be respected as debt; the interest on this loan receivable, approximating US $9.2 million annually, should be deductible by PEET U.S. for U.S. federal tax purposes; and that interest should not be subject to any U.S. federal income tax withholding. There can be no assurance that the Internal Revenue Services ("IRS") will not challenge various tax filing positions taken by the Fund and PEET U.S. that could result in the
U.S. federal income tax liability and/or withholding tax liability exceeding the amounts recorded in the financial statements.

Although management believes it is unlikely that the IRS would be successful, a reduction in the deducibility of the interest payments on the loan or the application of withholding taxes could adversely affect the income of the Fund and the net cash received by the Fund. Under either of these circumstances, the level of distributions the Fund could make to its unitholders and the ability of the Fund to realize full repayment of this loan to GRS would be adversely affected.

In addition to the foregoing, in common with other complex international business structures, the Fund is subject to various additional uncertainties concerning the interpretation and application of Canadian and U.S. tax laws. If tax authorities disagreed with the Fund's application of tax laws, the Fund's profitability and cash flows could be adversely affected.

                                                      CLEAN POWER INCOME FUND 5O